Exhibit 99.1

LPL Financial Enhances Executive Leadership Team with Appointments of

Chief Enterprise Risk Management Officer and Chief Accounting Officer,

Both Newly Expanded Senior Management Positions

– John J. McDermott, Jr., Named Managing Director, Chief Enterprise Risk Management Officer –

– Thomas Lux Named Executive Vice President, Chief Accounting Officer –

– Appointments Reflect Continued Growth and Development of LPL Financial –

Boston, MA – June 4, 2009 – LPL Financial, the nation’s largest independent broker-dealer, today announced the continued enhancement of its executive leadership team with the appointments of two senior industry veterans, John J. McDermott, Jr., and Thomas Lux, as managing director, chief enterprise risk management (ERM) officer, and executive vice president, chief accounting officer, respectively.  Both are newly expanded positions that build on existing roles within LPL Financial.

As chief ERM officer, John McDermott will have oversight of the newly merged risk management and compliance functions at LPL Financial and will focus on supporting the company’s ongoing growth by unifying a broad range of compliance and risk management functions into a single architecture with a holistic approach.  Mr. McDermott, who brings over 30 years of diverse compliance, audit, and legal experience across multiple senior roles at Merrill Lynch, will report directly to the chief financial officer of LPL Financial, Robert Moore.  Most recently, Mr. McDermott served as global head of compliance and a member of the risk oversight committee at Merrill Lynch, where he had responsibility for compliance at all businesses and corporate functional areas, establishing and managing a worldwide team of over 400 regulatory and compliance officers across more than 30 countries.

In his role as chief accounting officer at LPL Financial, Thomas Lux will have oversight of all of the company’s accounting functions, including all financial reporting to regulatory agencies, a process that is continuing to increase in importance for the company in tandem with its growth.  He, too, will report directly to the company’s chief financial officer, Mr. Moore.  Mr. Lux, who has 30 years of experience in senior audit, accounting, and finance roles, most recently served as chief financial officer of National Financial Services, which is a subsidiary of Fidelity Investments. In this role, Mr. Lux was responsible for financial planning, analysis, accounting, and reporting activities.  Prior to that, he held several finance leadership roles, including chief financial officer, at Wachovia Securities.

LPL Financial CFO Robert Moore said, “We are delighted to welcome to our executive leadership team John McDermott and Tom Lux, two widely respected, senior industry veterans whose appointments reflect the ongoing growth and development of LPL Financial, as well as our commitment to continuing the strong momentum that we create through constant investment in the strength of our infrastructure and talent base.  John and Tom’s decades of experience at some of the largest financial institutions in the world will add to the already robust skills and expertise throughout our company’s senior management.  I am pleased that our management bench strength continues to deepen, and all of us at LPL Financial look forward to working closely with John and Tom as we successfully execute on our company’s strategic plans.”

About LPL Financial

LPL Financial is one of the nation’s leading financial services companies and largest independent broker/dealer (based on total revenues as reported in Financial Planning magazine, June 1996-2008). Headquartered in Boston, Charlotte, and San Diego, LPL Financial and its affiliates offer industry-leading technology, training, service, and unbiased research to 12,294 financial advisors, 780 financial institutions, and over 4,000 institutional clearing and technology subscribers. LPL Financial has $246.6 billion in assets under management as of March 31, 2009.  LPL Financial and its approximately 2,450 employees serve financial advisors through Independent Advisor Services, supporting financial advisors at all career stages; Institution Services, focusing on the needs of advisors and program managers in banks and credit unions; and Custom Clearing Services, working with broker/dealers at leading financial services companies. For additional information about LPL Financial, visit www.lpl.com.

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Media Relations:

Joseph Kuo

Kekst and Company

212 521 4863

joe-kuo@kekst.com